Gartner, Inc.

Substitute Power of Attorney

Under the terms of Powers of Attorney (each, a "Power of Attorney") previously filed with the U.S. Securities and Exchange Commission, the undersigned was appointed an attorney-in-fact for the following individuals to, among other things, execute for and on behalf of the following individuals any Forms 3, 4 and 5 or any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder:

Directors			Officers
Michael J. Bingle		Kendall B. Davis
Peter Bisson			Alwyn Dawkins
Richard J. Bressler		Michael Diliberto
Raul E. Cesan			David Godfrey
Karen E. Dykstra		Eugene A. Hall
Anne Sutherland Fuchs		Robin B. Kranich
William O. Grabe		David K. McVeigh
Stephen J. Pagliuca		Daniel S. Peale
James C. Smith 			Craig W. Safian
				Christopher Thomas
				Per Anders Waern

In accordance with the authority granted under each Power of Attorney, including the power of substitution, the undersigned hereby appoints Kevin Tang as substitute attorney-in-fact, on behalf of the individuals listed above, with the power to exercise and execute all of the powers granted or conferred in the original Power of Attorney. This Substitute Power of Attorney shall not revoke the powers granted to the undersigned in any Powerof Attorney.

This Substitute Power of Attorney shall remain in full force and effect until the underlying Power of Attorney is revoked or terminated, unless earlier revoked by the undersigned in a signed writing.


Date: May 2, 2017

/s/ Daniel S. Peale
Name: Daniel S. Peale
Title: Attorney-in-Fac